Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the New Employee Stand-Alone Non-Statutory Stock Option Agreement, the New Employee Stand-Alone Restricted Stock Award issued by Novellus Systems, Inc. and the Novellus Systems, Inc. Retirement Plan of our report dated January 23, 2004, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

San Jose, California
July 1, 2004